Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Reynolds American Inc.:
We consent to the incorporation by reference in this post-effective amendment No. 1 to registration statement on Form S-8 of Reynolds American Inc. of our reports dated June 22, 2009, with respect to the statements of net assets available for benefits as of December 31, 2008 and 2007, the related statements of changes in net assets available for benefits for the years then ended, and supplemental schedules, which reports appear in the December 31, 2008 annual report on Form 11-K of the Reynolds American Capital Investment Plan and the Savings and Investment plan for Employees of R.J. Reynolds Tobacco in Puerto Rico (“the Plans”).
Our reports dated June 22, 2009, on the statements of net assets available for benefits as of December 31, 2008 and 2007, the related statements of changes in net assets available for benefits for the years then ended, and supplemental schedules, which reports appear in the December 31, 2008 annual report on Form 11-K of the Reynolds American Capital Investment Plan and the Savings and Investment Plan for Employees of R.J. Reynolds Tobacco in Puerto Rico contained an explanatory paragraph that states that the Plans adopted the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, effective January 1, 2008.
/s/ KPMG LLP
Greensboro, North Carolina
February 19, 2010